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EXHIBIT 1.2

“ARTICLES OF ASSOCIATION OF REPSOL YPF, S.A.”

PART I

DENOMINATION, PURPOSE, REGISTERED OFFICE AND
DURATION OF THE COMPANY

Article 1. DENOMINATION

The Company is denominated REPSOL YPF, S.A. and is governed by the present Articles of Association, by the rules contained in the laws governing corporations and any general regulations in force that may apply.

Article 2. BUSINESS PURPOSE

2.1	The company’s business purpose is:

	I.	The research, exploration, exploitation, importing, storage, refining, petrochemistry and other industrial operations, transport, distribution, sale, exporting and marketing of hydrocarbons of any kind, their by-products and residues.

	II.	The research and development of sources of energy other than those deriving from hydrocarbons and the exploitation, manufacture, importation, storage, distribution, transport, sale, exportation and marketing thereof.

	III.	The exploitation of real-estate property and of the industria lproperty and technology owned by the Company.

	IV.	The marketing of all kinds of products in installations attached to service stations and petrol pumps and through the marketing networks established for the products manufactured by the Company, as well as the provision of services linked to the consumption or use of the latter.

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	V.	The provision to subsidiaries of such services as planning, commercial management, factoring and technical or financial assistance, except for those activities that are legally reserved for financial or credit institutions.

2.2		The activities that comprise the business purpose may be carried out by the Companywholly or partially indirectly, in any of the forms permitted by law and, in particular, through the holding of shares or interests in companies with the same or a similar purpose.

Article 3. REGISTERED OFFICE

The registered office is established in Madrid, at n° 278, Paseo de la Castellana. The Board of Directors has the power to transfer it anywhere within the same municipality and to establish offices, branch offices, agencies, representations or sections of any kind and in any locality, whenever this is considered to be in the interests of the company’s progress.

Article 4. DURATION

The duration of the Company will be indefinite. It commenced its business activities on the date of its incorporation.

PART II

CAPITAL STOCK AND SHARES

Article 5. CAPITAL

The capital stock amounts to ONE THOUSAND TWO HUNDRED TWENTY MILLION EIGHT HUNDRED SIXTY THREE THOUSAND FOUR HUNDRED SIXTY THREE EUROS (1,220,863,463 euros) and is fully subscribed and paid-up.

Article 6. SHARES

The capital stock is made up of ONE THOUSAND TWO HUNDRED TWENTY MILLION EIGHT HUNDRED SIXTY THREE THOUSAND FOUR HUNDRED SIXTY THREE SHARES (1,220,863,463 shares) with a nominal value of ONE EURO (1 euro) each, all of the same class, which will be represented by accounting entries. The shares representing the capital stock are considered as securities and are subject to Stock Market regulations.

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The shares represented by means of accounting entries are established as such by virtue of their entry in the corresponding accounting records, which will show the details given in the issue deed and whether or not they are fully paid-up, as the case may be.

The competency to exercise the rights of shareholder, including that of transfer, as the case may be, is obtained through the entry in the accounting records, which presumes lawful ownership and authorizes the registrar holder to demand the Company to regard said person as a shareholder. Such competency may be evidenced by exhibiting the appropriate certificates issued by the entity responsible for keeping the accounting records.

Should the Company make any payment in favour of the supposed legitimate holder, it shall be released from its obligation, although said holder may not be the real holder of the share, provided that the Company has acted in good faith and without any gross negligence.

Article 7. SHAREHOLDERS’ RIGHTS

The share confers the condition of shareholder on its legitimate holder and gives him the rights recognized in the Joint-Stock Companies Act and in the present Articles of Association:

In the terms established in the Joint-Stock Companies Act and save in those cases contemplated therein, the shareholder has at least the following rights:

a)	The right to share in the distribution of the business profits and in the assets resulting from liquidation.

b)	The right to preferential subscription in the issue of new shares or convertible bonds.

c)	The right to attend and vote at the General Meetings of Shareholders and to impugn company resolutions.

d)	The right to information.

Article 8. NON-VOTING SHARES

The Company may issue non-voting shares with a nominal value not exceeding one half of the paid-up capital stock.

The holders of non-voting shares shall be entitled to receive a minimum annual dividend of five per cent of the paid-up capital for each non-voting share, as well as the other rights established in the Joint-Stock Companies Act. After the minimum dividend has been resolved, the holders of non-voting shares shall be entitled to the same dividend as that corresponding to ordinary shares.

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Article 9. CALLS ON SHARE CAPITAL AND DEFAULT BY THE SHAREHOLDER

The shareholder is obliged to pay the part of the capital not paid up in the manner and terms decided upon by the Board of Directors.

Any shareholder who has not paid such calls within the period established for said payment of unpaid capital shall be in default.

Shareholders in arrears with the payment of calls on share capital may not exercise their voting right. The amount of their shares shall be deducted from the capital stock for the calculation of the quorum.

Neither shall defaulting shareholders be entitled to receive dividends or to preferential subscription in new shares or convertible bonds. Once the amount of the capital call has been paid, the shareholder may claim the payment of the dividends not received, but may not claim the right to preferential subscription if the period for exercising it has already expired.

When the shareholder is in default, the Company may, as appropriate and in view of the nature of the unpaid contribution, claim the fulfillment of the payment obligation, with payment of the legal interest and any damages caused by the delayed payment, or transfer the shares for account and risk of the defaulting shareholder or file summary proceedings for collection against the assets of the shareholder in order to collect in cash the unpaid part of the capital together with the interest.

Should the Company have opted to transfer and this has not been possible, the share shall be redeemed, with the consequent reduction of capital, any sums already received on account of the share being retained by the Company.

The buyer of the unpaid share shall be jointly and severally liable with all preceding transferors, and at the election of the Company’s Directors, for payment of the unpaid part.

The liability of the transferors shall last for three years as from the date of the respective transference.

Article 10. DOCUMENTATION OF SHARES

The shares issued must be recorded in the corresponding issue deeds which will indicate: the name, number of shares, nominal value and other terms and conditions of the shares included in the issue. In respect of such shares, the Company must comply with Stock Market regulations.

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Article 11. JOINT OWNERSHIP AND REAL PROPERTY RIGHTS ON SHARES

The rules regulating joint ownership, usufruct, pledging and attachment of the Company’s shares shall be as determined in Sections 66 to 73 of the Revised Text of the Joint-Stock Companies Act and other complementary provisions.

Article 12. MODIFICATION OF THE CAPITAL

The capital stock may be increased or reduced once or several times, subject to compliance with applicable legal requirements.

In any capital increase involving the issue of new shares, the existing shareholders and holders of convertible bonds may exercise the right to subscription in the new issue to a number of shares in proportion to the nominal value of the shares already held or to those that would correspond to holders of convertible bonds should conversion be carried out at that time, within the time limit established for the purpose by the General Meeting of Shareholders or by the Board of Directors, which may not be less than the time period established by applicable law in force at the time.

The right to preferential subscription shall not be applicable when the capital increase is due to the conversion of bonds into shares, or to the absorption of another company or part of the assets separated from another company, or when the General Meeting of Shareholders, when deciding on the capital increase, resolves the total or partial suppression of such right, pursuant to the requirements of section 159 of the Revised Text of the Joint-Stock Companies Act.

In the issue of convertible bonds into shares, existing shareholders of the Company shall have the right to preferential subscription to the convertible bonds. The same right shall correspond to the holders of convertible bonds from previous issues in the proportion corresponding to them according to the bases of conversion.

PART III

CAPITAL DEBENTURES

Article 13. The Company may issue numbered series of debentures or other securities which acknowledge or create a debt, as long as the total amount of the issues does not exceed the paid-up capital stock plus the reserves as given in the last approved Balance Sheet and any accounts of updating and regularisation of balance sheets accepted by the Ministry of Economy and Finance. All such bonds will be subject to the regulations established with regard to debentures by prevailing legal provisions and may be represented by entries on account or nominative or bearer certificates, and may be simple or mortgage debentures.

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PART IV

CORPORATE BODIES

Article 14. The governing bodies of the Company are the General Meeting of Shareholders and the Board of Directors.

SECTION I

CONCERNING THE GENERAL MEETING OF SHAREHOLDERS

Article 15. THE GENERAL MEETING OF SHAREHOLDERS

The shareholders constituted as a General Meeting of Shareholders, duly convened, shall decide by majority vote on all matters within the competence of the General Meeting.

All shareholders, including those who are dissident or who have not taken part in the meeting, are bound by the resolutions of the General Meeting of Shareholders.

Article 16. TYPES OF GENERAL MEETING

General Meetings of Shareholders may be ordinary or extraordinary.

Article 17. ORDINARY GENERAL MEETING

The Ordinary General Meeting of Shareholders, previously convened for the purpose, must meet within the first six months of each financial year to consider the management of the company approve the accounts for the previous year, as the case may be and decide on the application of the results.

The General Meeting may also adopt resolutions on any other matters submitted for its consideration.

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Article 18. EXTRAORDINARY GENERAL MEETING

Any General Meeting other than that contemplated in the previous article will be considered as an Extraordinary General Meeting.

Article 19. CONVOCATION OF THE GENERAL MEETING

The Ordinary and Extraordinary General Meetings of Shareholders must be convened by the Board of Directors by means of a notice published in the Official Bulletin of the Registry of Commercial Concerns and in one of the daily newspapers with the widest circulation in the province in which the Company has its registered office, at least fifteen days prior to the date fixed for the meeting, except in those cases in which the law establishes a longer period of notice.

The announcement will give the date of the meeting at the first call and all the matters that are to be discussed. It may also mention the date at which the Meeting will be held at a second call, if this is necessary.

A period of at least twenty-four hours must elapse between the first and second sessions.

If a duly convened General Meeting should not be held at the first call and the notice has given no indication of the date for a second call, this must be announced with the same publicity requirements as the first, within the fifteen days following the date of the General Meeting not held and eight days prior to the date of the meeting.

Article 20. POWER AND OBLIGATION TO CALL

The Board of Directors may convene the extraordinary General Meeting of Shareholders whenever it is considered to be in the Company’s interests.

It must also be convene the General Meeting whenever requested by shareholders who hold at least five per cent of the capital stock, indicating in the request the matters to be discussed at the Meeting. In this case, the General Meeting must be convened to be held within the thirty days following the date on which the Board of Directors has been notarially requested to call the Meeting.

The Board of Directors shall draw up the agenda, necessarily including the matters that have given rise to the request.

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Article 21. CONSTITUTION OF THE GENERAL MEETING

The General Meeting of Shareholders will be validly constituted at the first call when the shareholders present or represented hold at least twenty-five per cent of the subscribed voting capital.

At the second call, the constitution of the Meeting will be valid irrespective of the capital attending the same.

Article 22. SPECIAL RESOLUTIONS, CONSTITUTION AND MAJORITIES

In order that the General Meeting, whether ordinary or extraordinary, may validly resolve on the issue of debentures, the increase or reduction of capital, the transformation, merger, demerger or dissolution of the Company and, in general, any modification of the Articles of Association, it must be attended, at the first convocation, by shareholders, present or represented, who hold at least fifty per cent (50%) of the subscribed voting capital. At the second call, it will be sufficient for twenty-five per cent (25%) of the said capital to be present.

When the General Meeting is attended by shareholders representing less than fifty per cent (50%) of the subscribed voting capital, the resolutions referred to in the first paragraph of this article may only be legally adopted by the vote in favour of two thirds of the capital present or represented at the Meeting.

Special resolutions for modifying the last paragraph of article 27 of the Articles of Association relating to the maximum number of votes that may be voted at the General Shareholders Meeting by a single shareholder or by companies belonging to the same group, as well as resolutions to modify this special provision, shall require in both the first and second convocation the affirmative vote of 75% of the Company’s capital stock present or represented at the General Meeting.

Article 23. RIGHT TO ATTEND

The General Meeting may be attended by shareholders who hold at least 150 shares, provided that these are recorded in the corresponding accounting record five days prior to the meeting, and that they obtain in the manner stipulated in the convocation, the relevant attendance card proving the fulfillment of said requirements, which will be issued with a nominative character by the legally authorized entities.

Those shareholders who do not hold said number of shares may group together in order to attend, appointing a representative who need not be a shareholder.

The members of the Board of Directors should attend the General Meetings of Shareholders.

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The Company’s directors, managers and technical staff may attend the General Meetings when invited to do so by the Board of Directors.

The Chairman may authorize the attendance of any other person as he shall deem fit, although the General Meeting may revoke such authorization.

Article 24. REPRESENTATION

Any shareholder entitled to attend may be represented at the General Meeting by another person, who need not be a shareholder.

The representation must be conferred in writing and specifically for each General Meeting, save as stipulated in section 108 of the Joint-Stock Companies Act.

The Company must be notified of the representation by the shareholder or his representative at least three days prior to the date set for the first session of the meeting, presenting the document accrediting the representation and the attendance card of the represented shareholder in proof of said representation and confirmation of its adequacy.

Article 25. CHAIRMANSHIP OF THE GENERAL MEETING

The General Meeting of Shareholders shall be presided over by the Chairman of the Board of Directors or, in his absence, by the Vice-Chairman and, in the absence of both, by the shareholder elected in each case by the shareholders present at the Meeting.

The Chairman shall be assisted by a Secretary, who shall be the Secretary of the Board of Directors or, in his absence, by the Assistant Secretary of the Board, and in the absence of the latter, whoever is elected by the General Meeting itself.

The General Committee presiding the Meeting shall be composed of the Board of Directors.

Article 26. ATTENDANCE LIST

Before commencing discussion of the Agenda, an attendance list will be drawn up, indicating the nature or representation of each person present and the number of shares, owned or represented, with which they attend.

The attendance list may also be drawn up by means of files or on computer software. In such cases, the means used shall be indicated in the minutes of the meeting and the appropriate identification shall be affixed to the sealed cover of the file or software, signed by the Secretary and endorsed by the Chairman.

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At the end of the list, the number of shareholders present and represented will be calculated, as well as the amount of capital held by them, specifying that which corresponds to the shareholders with voting rights.

The Chairman is responsible for appointing, should he so deem fit, two or more shareholder-scrutineers, who shall assist the General Committee in drawing up the attendance list and, if necessary, in counting the votes.

Article 27. DELIBERATION AND ADOPTION OF RESOLUTIONS

After the meeting has been declared open, the Secretary shall read out the points on the agenda.

Following the speech of the Chairman of the Board of Directors and of those persons authorized by him, the Chairman shall give the floor to any shareholders who request it, directing and maintaining the debate within the limits of the agenda, except as provided in sections 131 and 134 of the Revised Text of the Joint-Stock Companies Act. The Chairman will close the debate when he considers that the matter has been sufficiently discussed, and will then proceed to put the various proposals for resolutions to the vote.

Resolutions shall be adopted with the favorable vote of the majority of the voting capital present and represented at the General Meeting, with the exceptions contemplated in the Joint-Stock Companies Act and in these Articles of Association.

The maximum number of votes to be cast at a General Meeting by a sole shareholder or by the companies appertaining to the same Group of companies will be 10 per cent of the total share-capital with voting rights. To this extent it is understood that companies controlled by another company, as defined by article 4 of the Ley de Mercado de Valores of July 28th, 1988, appertain to the same Group of companies. The limitation on the voting rights established by this article will not prevent the total number of shares attending the meeting from being counted to determine whether a quorum is present at a Meeting.

Article 28. RIGHT TO INFORMATION

The shareholders may request in writing prior to any General Meeting or verbally during the same, such reports or clarifications as they may consider necessary with regard to the matters included on the agenda. The Board of Directors shall be obliged to provide such reports or information, save in those cases in which, in the Chairman’s opinion, publicizing the details requested would go against the Company’s interests.

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This exception shall not be applicable when the request is supported by shareholders who represent at least one quarter of the capital.

Article 29. MINUTES OF THE GENERAL MEETING OF SHAREHOLDERS

The minutes of the General Meeting may be approved by the Meeting itself at the end of the session, or otherwise within a period of fifteen days, by the Chairman of the General Meeting and two scrutineers, one representing the majority and the other representing the minority.

The minutes, approved by either method, shall be enforceable as from the date of their approval.

Should a General Meeting be held with the presence of a notary public required by the Board of Directors to issue a certificate, pursuant to section 114 of the Joint-Stock Companies Act, the notarial certificate shall be considered as the minutes of the General Meeting, and shall not, therefore, require its approval.

SECTION II

THE BOARD OF DIRECTORS

Article 30. COMPOSITION

The Company shall be administered and governed by the Board of Directors. The Board shall be composed of a maximum of sixteen members and a minimum of nine. The General Meeting shall determine the number, appointment and the removal of the Board members.

The election of the Board members shall be made by vote. For this purpose, any shares voluntarily grouped together in order to constitute a sum of capital equal to or greater than that resulting from dividing the latter by the number of Board members, shall be entitled to appoint those who, exceeding whole fractions, are deducted from the corresponding proportion. If this right is used, the shares so grouped shall not participate in the appointment of the remaining members of the Board.

No persons incurring in the prohibitions contemplated in section 124 of the Joint-Stock Companies Act, nor those deemed incompatible according to prevailing legislation, especially those so declared in the Government members incompatibilities Act number 12, of may 11 1995, of 26th, to the extent and under the conditions established therein, and in Act number 14 of April 21, 1995, of concerning incompatibilities of senior executives of the Administration of the Autonomous Community of Madrid, may be elected as members of the Board nor may they hold any posts in the Company.

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The Board shall elect from among its members a Chairman and one or more Vice-Chairmans, that may substitute the Chairman in the order established in their appointment In the absence of all them, shall act in his stead the eldest Board member. The Board of Directors is also responsible for electing the Secretary and Assistant Secretary, who may or may not be members of the Board. In the absence of the Secretary, the Assistant Secretary shall replace him and may exercise any of his powers, including those of signing the minutes and issuing certificates. In the absence of both, the youngest Board member present at the meeting shall act as Secretary.

The post of Board member may be waived, revoked or subject to re-election, on one or several occasions, for periods of equal duration.

In each financial year, the company will allocate, in order to remunerate the members of the Board, an amount equal to the 1,5 per cent of the net profits of the company, which amount may only be deducted after the legal reserve or any others applications legally binding are covered and a dividend of, at least, 4 per cent, it is declared in favour of the shareholders of the company. That amount shall be allocated among the members of the Board in accordance with a resolution taken by such Board, taking into consideration the office performed by each Director, their effective dedication and their attendance to the meeting of the company’s corporate bodies. The Board may not allocate the full amount of its participation in the profits of the company in those years in which the Board may deemed it convenient, in which case no rights would be accrued by the directors with regard to the sum not allocated.

Board members may be further remunerated with shares of the Company’s stock, option on shares or other securities which give the holder the right to obtain shares, or through compensation schemes based on the quoted price of the stock. The use of such compensation schemes must be approved by the General Meeting, which will determine the value of the shares to be used in determining the compensation, the number of shares to be distributed to each Director, the exercise price of any option rights, the time period for the compensation scheme, and such conditions as it may deem appropriate.

The Board of Directors may use incentive plans consisting of the granting of shares of the Company’s stock, options to purchase such shares, other securities that give the holder the right to obtain shares or based on the quoted price of such shares in order to compensate Company personnel or certain personnel of the Company, provided such compensation complies with the Law of Corporations, the Law of Capital Markets, and any other laws applicable in these circumstances, in particular, the previous approval by the General Meeting when required.

Article 31. DURATION AND CO-OPTATION

The duration of the post of Board member shall be four years, one quarter of the Board being renewed every year. The first renewals shall be made by drawing lots, and the following by order of seniority. In the event of an uneven number of Board members, said form of renewal shall be rounded upwards.

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The appointment of the Directors shall expire when, after a period of four years, a General Meeting has been held or the legal period for holding the Ordinary General Meeting has elapsed.

If any vacancies should arise during the period for which directors have been appointed, the Board may appoint persons from among the shareholders to fill such posts until the next General Meeting of Shareholders is held.

Article 32. BOARD MEETINGS

The Board shall meet at least once every two months and whenever convened by the Chairman or whoever acts in his stead, and also when requested of the latter by the majority of Board members. Meetings will normally be held at the registered office, but may also take place elsewhere as determined by the Chairman and indicated in the convocation.

The Board of Directors shall be validly constituted when the meeting is attended by half plus one of its members, present or represented. Each Board member may confer his representation upon another. Resolutions shall be adopted by an absolute majority of votes of members present or represented, and in the event of a tie, the Chairman or whoever acts in his stead shall have the casting vote. The minutes of Board meetings shall be set down in the special book provided for the purpose and shall be signed by the Chairman and the Secretary.

Article 33. LIABILITY

The members of the Board shall perform their duties with the diligence of a competent entrepreneur and loyal representative, and shall be liable to the Company, the shareholders and the Company’s creditors for any damages caused by acts contrary to the law or these Articles of Association, or those carried out without the care with which they should discharge their responsibilities.

All the members of the Board of Directors who committed the act or adopted the harmful resolution, shall be jointly and severally liable, except for those who prove that, not having participated in said adoption or execution, they were unaware of same or, being aware of it did whatever was necessary to avoid the damage or at least expressly opposed said act or resolution.

Article 34. REPRESENTATION OF THE COMPANY

The Board of Directors shall represent the Company in court and extrajudicially. Such representation shall extend, without any limitation whatsoever, to all the acts included in the business purpose.

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The Board has the following powers:

1.	Those especially attributed to it in certain articles of these Articles of Association.

2.	To represent the Company with full responsibility in all kinds of acts and contracts.

3.	To appoint and remove the Board members of subsidiary companies and directors, managers or administrators for each and every one of the enterprises and plants exploited by the Company, establishing their powers, duties and remunerations.

4.	The appointment of personnel, staff training and determination of duties, attributions, bonds, salaries and bonuses.

5.	To organize, direct and control the Company’s progress and approve the Internal Regulations.

6.	To carry out the acts and enter into the contracts that may be necessary or advisable for the realization of the business purpose, including those relating to the acquisition or transference of real-estate property, the constitution of real property rights, including those of mortgage or other personal or real guarantees and leases and to decide on all kinds of business and operations permitted to the Company under the terms of its Articles of Association.

7.	To agree on the credit or loan operations that may serve the Company’s interests and that are not reserved for the General Meeting of Shareholders.

8.	To decide on the investment of available funds, as well as those in reserve; to draw up the budget estimates, authorize expenses and appoint agents and representatives of the Company, with the faculties that it is considered fit to confer on them in each case.

9.	To submit to the Ordinary General Meeting each year the Accounts and explanatory report on the management of corporate affairs by the Board of Directors during the financial year.

10.	To convene the Ordinary and Extraordinary General Meetings of Shareholders and execute their resolutions.

11.	To decide, if considered appropriate, on the payment of dividends on account of the year’s profits, and propose to the General Meeting the mobilization of the reserves.

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12.	To decide whatever is considered appropriate with regard to the exercise of rights and actions that may correspond to the Company before the ordinary or special courts and tribunals and before the offices, authorities or corporations of the state, autonomous communities, province or municipality, and with regard to the filing of ordinary or extraordinary appeals, appointing representatives, attorneys or lawyers to bear the representation and defense of the Company to these ends, conferring the relevant powers on them in the manner considered to be most appropriate including those for coming to agreement or desisting inconciliations, proceedings, lawsuits, claims, appeals or actions of any kind and at any stage of the proceedings, to request the suspension of the same and for all that may be necessary, including the power to compromise judicially to the fullest extent.

13.	To dispose of the corporate funds and assets and to claim, receive and collect them, both from private persons and from public offices, setting up or withdrawing deposits from the “Caja General de Depósitos” (General Deposit Bank) and wherever it may suit the Company’s interests; to open current bank accounts, whether in cash, credit or securities and withdraw cash or securities therefrom and, in general, to carry out all kinds of banking operations with national or foreign entities; to dispose of the Company’s funds held by correspondents; issue, endorse, guarantee, accept, pay and negotiate bills of exchange.

14.	To confer powers of attorney on certain persons for specific acts or to direct certain branches of the Company’s business.

15.	To resolve any doubts that may arise with regard to the interpretation of the Articles of Association and make good any omissions therein, duly informing the first General Meeting to be held thereafter.

The present indication of powers of the Board of Directors is merely illustrative and in no way limits the wide powers pertaining to it to govern, direct and administer the Company’s business and interests in all matters not specially reserved by the Joint-Stock Companies Act for the competence of the General Meeting of Shareholders.

Article 35. DELEGATION OF POWERS

The Board may appoint an Executive Committee that shall be composed of the Chairman of the Board, that shall also be the Chairman of the Committee and a maximum of seven Directors. The Secretary of the Board of Directors shall act as Secretary of the Executive Committee. The Board may also appoint one or more Managing Directors.

The permanent delegation of any power of the Board of Directors in the Executive Committee or in the Managing Directors and the appointment of the Board members who are to hold such posts will require the favorable vote of two thirds of the members of the Board.

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The Board may delegate all its powers, permanently, in the Executive Committee, except for those that may not be legally delegated. In the same way, without prejudice to the powers of attorney that both the Board and the Executive Committee may confer on any person, it may delegate powers in the Managing Directors.

The Board may establish any other Committees as it may deem convenient to deliberate in any business of the competence of the Board, appointing the members that may compose such Committees

Article 36. FUNCTIONING OF THE EXECUTIVE COMMITTEE

The Executive Committee shall meet at least once a month and as often as it is convened by the Chairman or at the request of the majority of its members. It may adopt final resolutions on all those matters delegated to it by the Board of Directors, informing the latter at the first meeting to be held thereafter, and it may also, in the event of emergency, adopt decisions on other delegable matters, which it will submit for the Board’s approval and ratification.

Article 36 bis. AUDIT COMMITTEE

Under the name that the Board of Directors considers appropriate, the Company shall have an Audit Committee comprising at least three Directors appointed by the Board of Directors, who must have the ability, experience and dedication necessary to perform their duties. The majority of the Committee members must be non-executive Directors, with those who do not have executive authorities and Upper Management duties in the Company being understood as such. The Chairman shall be elected from among said non-executive Directors and must be replaced every four years, while he may be reelected as of one year after his termination.

The Committee shall serve as support to the Board of Directors in its oversight duties, through periodic review of the economic and financial information preparation process, the Company's internal controls and the independence of the External Auditor.

The Committee shall have the following duties, among others:

1.	Report to the General Shareholders Meetings on the matters raised there by the shareholders on subjects within the Committee's competence.

2.	Propose to the Board of Directors, for submission to the General Shareholders Meeting, the appointment of the External Auditor referred to under Article 204 of the Restated Joint Stock Companies Law, approved by Royal Legislative Decree 1564/1989, of December 22.

3.	Oversee the internal Auditing Department.

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4.	Oversee the financial reporting process and the internal oversight systems; and

5.	Maintain the relationship with the external auditors to receive information on such matters as may jeopardize the latter's independence, and any other matters related to the process of conducting financial audits, as well as the other communications provided for in the legislation on the Auditing of financial statements and in the technical standards for Auditing.

6.	Any other reporting and proposition duty of a general or special nature that may beentrusted to it by the Board of Directors.

The Committee shall meet with the frequency it decides and each time that it is called by its Chairman or when two of its members so request. Any member of the Company's management team or personnel shall be obligated to attend the Committee meetings and provide it with assistance and access to the information he has available when so requested. In order to perform its duties, the Committee shall have the necessary means at its disposal for autonomous operation. The Committee shall adopt its decision or recommendations by a majority of votes.

The Board of Directors may develop the duties and rules of operation for the Audit Committee.

Article 37. DUTIES OF THE CHAIRMAN

The Chairman of the Board of Directors who, to all intents and purposes, shall be considered as Chairman of the Company, shall have the following powers:

a)	To represent the Company, judicially and extrajudicially.

b)	To convene and preside over meetings of the Board of Directors and of the Executive Committee and execute their resolutions.

c)	To direct the discussions of the Company’s governing bodies over which he presides.

d)	To ensure that the resolutions adopted by said bodies are duly fulfilled and to endorse minutes and certificates.

e)	To exercise the senior management of all the Company’s services.

f)	To bear the corporate seal.

g)	Any other powers legally or statutorily attributed to him.

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PART V

THE FINANCIAL YEAR AND THE ANNUAL ACCOUNTS

Article 38. FINANCIAL YEAR

The Company’s financial year will commence on the lst of January and end on the 31st of December of each year.

Article 39. ANNUAL ACCOUNTS

Within a period not exceeding three months as from the close of the financial year, the Board of Directors must draw up the annual accounts, the management report and the proposal for the application of the profits and, as the case may be the consolidated accounts and management report.

The annual accounts shall comprise the balance sheet, profit and loss account and the management report. These documents, which form a single unit, must be drawn up clearly, in such a way as to give a true reflection of the Company’s net worth, financial situation and results.

The annual accounts and the management report must be signed by all the Board members, and should the signature of any of the latter be omitted, this shall be indicated on each of the documents on which it is lacking, with an express indication of the cause.

Article 40. AUDITING

The annual accounts and the management report must be examined by auditors appointed by the General Meeting of Shareholders before the end of the year to be audited, for a certain period of time that may not be less than three years nor more than nine from the initial date of the first financial year to be audited. The appointed auditors may not be re-elected as such until three years have elapsed since the end of the previous period for which they were appointed.

The General Meeting may appoint one or several natural persons or bodies corporate to act jointly as auditors. When those appointed are natural persons, the General Meeting must assign a substitute for every auditor appointed.

The General Meeting may not revoke the appointment of auditors without just cause before the end of the period for which they were appointed.

Should the General Meeting fail to comply with the provisions of this article, being obliged to do so, or the persons appointed should refuse the post or are unable to fulfill their duties, the Board of Directors, the commissioner of the syndicate of debenture-holders or any shareholder may request the Registry of Commercial Concerns pertaining to the Company’s registered office to appoint a person or persons to carry out the audit, pursuant to the Regulations of the Registry of Commercial Concerns.

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When there is just cause, the directors of the Company and those persons authorized to apply for the appointment of auditor may request the Court of First Instance corresponding to the Company’s registered office to revoke the appointment made by the General Meeting or by the Registrar of Commercial Concerns and to designate another.

Article 41. APPROVAL OF THE ACCOUNTS

The annual accounts shall be approved by the General Meeting of Shareholders.

To this end, and following the convocation of the General Meeting, any shareholder may obtain from the Company, immediately and free of charge, the documents that are to be submitted for the approval of the Meeting and the report of the auditors. The notice of call shall mention this right.

Article 42. APPLICATION OF PROFITS

The General Meeting shall decide on the application of the profits for the financial year in accordance with the approved balance sheet.

The distribution of dividends to ordinary shareholders will be carried out in proportion to the capital they have paid up, at the time and in the form of payment determined by the General Meeting; should no decision be made in this sense, the dividend shall be paid at the registered office as from the day following that of the resolution.

Dividends may only be distributed against the profits of the financial year or unappropriated reserves when the value of the net worth is not, or will not become as a result of distribution, less than the capital stock.

Should there be losses from previous years that would bring the value of the Company’s net worth to below the sum of the capital stock, the profits shall be applied to offset such losses.

Neither may profits be distributed until the preliminary expenses and those of research and development and goodwill entered under assets on the balance sheet have been fully written-off, unless the amount of unappropriated reserves is at least equal to the sum of non-amortized expenses.

A sum equal to 10% of the year’s profits shall be set aside for the legal reserve until this amounts to at least 20% of the capital stock. Until such time as it exceeds said limit, the legal reserve may only be applied for offsetting losses in the event that no other sufficient reserves are available for the purpose. The above is without prejudice to the provisions of section 157 of the Revised Text of the Joint-Stock Companies Act.

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Finally, that part of the profits for the year resolved by the General Meeting shall be applied to voluntary reserves and to contribute to funds for constructions, new investments and contingencies.

After the above precautions have been taken and other applications stipulated in the Joint-Stock Companies Act and the Articles of Association have been covered, the distribution of dividends against the profits for the financial year or unappropriated reserves may be resolved in the amount as decided by the General Meeting; any remainder shall be carried forward to the following financial year.

Article 43. INTERIM DIVIDENDS

The distribution of interim dividends to shareholders may only be resolved by the General Meeting or the Board of Directors under the following conditions: the Board of Directors shall draw up an accounting statement showing that there is sufficient liquidity for the distribution, and the amount to be distributed may not exceed the sun of the profits obtained since the close of the last financial year, after deducting the losses from previous years and the amounts to be set aside for legal and statutory reserves, as well as an estimation of the tax payable on said profits.

Article 44. DEPOSIT OF THE ANNUAL ACCOUNTS

Within one month following the approval of the annual accounts, a certificate accrediting the resolutions of the General Meeting approving the accounts and the application of the profits shall be presented at the Registry of Commercial Concerns corresponding to the registered office, for deposit, together with a copy of each of said accounts, the management report and the auditors' report.

PART VI

WINDING-UP AND LIOUIDATION

Article 45. WINDING-UP OF THE COMPANY

The Company shall be dissolved by resolution of the General Meeting, adopted according to article 22 of these Articles of Association and in the other events contemplated by prevailing legislation.

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Article 46. LIQUIDATION OF THE COMPANY

Once the Company has been dissolved, the period of liquidation shall commence, save in cases of total merger or demerger or any other of overall assignment of assets and liabilities.

From the moment that the Company is declared in liquidation, the representation of the Board of Directors shall cease, in the terms contemplated in the Revised Text of the Joint-Stock Companies Act, and the same General Meeting that has resolved the dissolution shall appoint an uneven number of persons to proceed with such liquidation and will draw up the rules for same, pursuant to the legal provisions in force.

On conclusion of the liquidation, the liquidators shall draw up the final balance sheet, which shall be inspected by the scrutineers, if any. They shall also decide on the proportion of the corporate assets to be distributed per share.

This balance sheet shall be submitted for approval to the General Meeting and shall be published in the Official Bulletin of the Registry of Commercial Concerns and in one of the more widely circulated daily newspapers in the province where the registered office is located.

PART VII

RESOLUTION OF DISPUTES

Article 47. Without prejudice to the right of judicial challenging of corporate resolutions, recognized in the Revised Text of the Joint-Stock Companies Act, all litigious and controversial issues and claims that may arise between the Company and the shareholders, by reason of corporate affairs, shall be resolved by means of equity arbitration which will take place in the locality where the Company has established its registered office, through the intervention of one or three arbiters, in accordance with the procedure stipulated by Act 36/1988, of 5th December, on the Legal Regulations of Arbitration, and with the obligation to comply with the arbitral award issued.

For all other cases, the courts and tribunals of the locality in which the Company has established its registered office shall be competent to judge.